Exhibit 5.2

Latham & Watkins LLP

53rd at Third

885 Third Avenue

New York, New York 10022

May 30, 2003

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Re:	American Tower Corporation

Ladies and Gentlemen:

You have requested us to provide you with our opinion under New York law as to the enforceability of 808,000 warrants (the “Warrants”) to purchase 11,389,012 shares of Class A common stock, par value $0.01 per share of American Tower Corporation (the “Company”), issued pursuant to a Warrant Agreement, dated as of January 29, 2003 (the “Warrant Agreement”), between the Company and The Bank of New York, as warrant agent (the “Warrant Agent”), and to be offered and sold from time to time by the holders named in the prospectus forming part of the Registration Statement (as hereinafter defined). We understand that Palmer & Dodge LLP has acted as counsel to the Company in connection with the filing of a Registration Statement on Form S-3 on April 29, 2003, as amended (such registration statement, together with each document incorporated by reference therein, the “Registration Statement”), under the Securities Act of 1933, as amended.

We are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Warrants, and for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. You have advised us that you have separately received an opinion from Palmer & Dodge LLP to the effect that the Warrants have been duly authorized, executed and delivered by the Company and will be valid and binding obligations of the Company under the Delaware General Corporation Law and the federal laws of the United States. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, assuming that the Warrants have been duly authorized, executed and delivered by the Company, the Warrants constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

American Tower Corporation

May 30, 2003

To the extent that the obligations of the Company under the Warrant Agreement may be dependent upon such matters, we assume for purposes of this opinion that the Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and constitutes the legally valid, binding and enforceable obligation of the Warrant Agent enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent is in compliance, generally and with respect to acting as a warrant agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

This letter is furnished only to you and is solely for your benefit in connection with the transactions covered hereby. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our sole discretion, except that Palmer & Dodge LLP may rely hereon in rendering its opinion to you in connection with the Registration Statement.

We consent to filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/    Latham & Watkins LLP